UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 26, 2014

Date of Report (Date of earliest event reported)

Multiplayer Online Dragon, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54030	N/A
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

9477 Greenback Lane

Suite 524A

Folsom, CA 95630

 (Address of Principal Executive Offices)

(646) 653-1910

(Registrant’s telephone number, including area code)

N/A

 (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1	REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

On November 26, 2014, Multiplayer Online Dragon, Inc., a Nevada corporation (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with NaturalShrimp Holdings, Inc. a Delaware corporation (the “NSH”), pursuant to which the Company will acquire substantially all of the assets of NSH (the “Asset”) which assets consist primarily of all of the issued and outstanding shares of capital stock of NaturalShrimp Corporation, a Delaware corporation, and NaturalShrimp Global, Inc., a Delaware corporation, and certain real property located in San Antonio, Texas (the “Transaction”). The Company will assume certain liabilities of NSH, including all liabilities reflected on NSH’s balance sheet dated as of the closing date.

NSH is a biotech company that has developed a proprietary technology to grow and sell shrimp potentially anywhere in the world. NSH’s technology allows it to raise Pacific white shrimp in an ecologically controlled, high-density, low-cost environment, and in fully contained and independent production facilities.

In consideration of the transfer of the Assets, the Company expects to issue to NSH the number of shares of common stock of the Company equal to the sum of (i) the number of shares of common stock and preferred stock of NSH issued and outstanding as of the closing date, and (ii) the number of shares of common stock underlying any outstanding warrants of NSH, or 75,520,240 shares of common stock (the “Consideration”). The Consideration will represent approximately 77.85% of the outstanding common stock of the Company immediately following the closing on a fully diluted basis.

The Agreement has been approved by the boards of directors of each of the parties to the Agreement. Subject to any requisite approvals, and other customary closing conditions, the Transaction is expected to be completed no later than five (5) days after the closing conditions set forth in the Agreement have either been satisfied or waived by the appropriate party. The conditions to the closing the Transaction include, without limitation, (i) approval of NSH’s stockholders to the Agreement and the Transaction, and (ii) gross proceeds of at least $1,500,000 pursuant to a private placement offering of shares of the Company’s common stock. We also expect a change in management and the board of directors of the Company at closing.

The Agreement includes customary representations, warranties and covenants of the Company and NSH made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Agreement and are not intended to provide factual, business, or financial information about the Company and NSH. Moreover, some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, (iii) may have been used for purposes of allocating risk among the Company and NSH, rather than establishing matters as facts, or (iv) may have been qualified by certain disclosures not reflected in the Agreement that were made to the other party in connection with the negotiation of the Agreement and generally were solely for the benefit of the parties to that agreement. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Company files with the SEC.

From the date of the Agreement until the closing, NSH has agreed that it will not solicit, make or encourage any inquiries with respect to any a merger or business combination involving NSH, other than that contemplated by the Agreement. Also, NSH has agreed to certain non-competition and non-solicitation restrictions for a period of five (5) years from the closing date.

The Agreement also includes certain termination provisions for both the Company and NSH. Among the termination rights, both the Company and NSH have the right to terminate the Agreement if the closing date of the Transaction has not occurred on or before December 31, 2014.

The foregoing description of the terms and conditions of the Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

SECTION 9	FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
2.1	Asset Purchase Agreement, dated November 26, 2014, by and between Multiplayer Online Dragon, Inc. and NaturalShrimp Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIPLAYER ONLINE DRAGON, INC. a Nevada corporation

Dated: December 3, 2014	By:	/s/ William Delgado
William Delgado President